                                                                                                    Norfolk Southern Corporation, Three Commercial Place, Norfolk, Va. 23510-2191

                                                                        FOR IMMEDIATE RELEASE

                                                                        Jan. 22, 2013

Norfolk Southern reports fourth-quarter 2012 and full-year results

For fourth-quarter 2012:

•        Railway operating revenues were $2.7 billion.

•        Income from railway operations was $714 million.

•        Net income totaled $413 million.

•        Diluted earnings per share were $1.30.

•       The railway operating ratio was 73.4 percent.

For 2012:

•        Railway operating revenues were $11 billion.

•       Income from railway operations was $3.1 billion.

•       Net income was $1.7 billion.

•        Diluted earnings per share were $5.37.

•        The railway operating ratio was 71.7 percent.

NORFOLK, VA. – Norfolk Southern Corporation today reported fourth-quarter 2012 net income of $413 million, or $1.30 per diluted share, compared with $480 million, or $1.42 per diluted share, earned in the fourth quarter of 2011. Net income for 2012 was $1.7 billion, or $5.37 per diluted share, compared with $1.9 billion, or $5.45 per diluted share, earned in 2011.

            “While the fourth quarter reflected declines in coal shipments, we also saw steady intermodal volume gains coupled with improved volumes in our chemicals, auto, and housing sectors,” said Norfolk Southern CEO Wick Moorman. “We remain focused on controlling costs and improving productivity while continuing to provide high service levels for our customers. In 2013, we plan to invest $2 billion in capital improvements to further our strong safety performance, improve operational efficiency and service, and support future growth.”

Fourth-quarter railway operating revenues were $2.7 billion, down 4 percent compared with the same period of 2011. For 2012, railway operating revenues were $11 billion, 1 percent lower than 2011.

General merchandise revenues were $1.4 billion, 4 percent higher compared with fourth-quarter 2011 results. For 2012, general merchandise revenues increased to $5.9 billion,
6 percent higher compared with 2011. Traffic volume increased 1 percent in the quarter and
2 percent for the year compared with the same periods of 2011.

Coal revenues were $657 million, 23 percent lower compared with fourth-quarter 2011, and $2.9 billion for 2012, 17 percent lower than 2011. Coal traffic volume declined 13 percent both in the quarter and for 2012 compared with the same periods of 2011.

Intermodal revenues increased to $584 million, 5 percent higher compared with fourth-quarter 2011. For the full year, intermodal revenues reached $2.2 billion, up 5 percent compared with 2011. Traffic volume increased 4 percent in the quarter and 5 percent for 2012 compared with the same periods of 2011.

            Fourth-quarter railway operating expenses were $2 billion, 1 percent lower compared with the same period a year earlier. For 2012, railway operating expenses were $7.9 billion, also down 1 percent compared with 2011.

Income from railway operations was $714 million, 11 percent lower compared with fourth-quarter 2011, and $3.1 billion for 2012, 3 percent lower compared with 2011.

            The railway operating ratio increased 3 percent to 73.4 percent during the fourth quarter and rose 1 percent to 71.7 percent for 2012 compared with the same periods of 2011.

Norfolk Southern Corporation is one of the nation’s premier transportation companies. Its Norfolk Southern Railway subsidiary operates approximately 20,000 route miles in 22 states and the District of Columbia, serves every major container port in the eastern United States, and provides efficient connections to other rail carriers. Norfolk Southern operates the most extensive intermodal network in the East and is a major transporter of coal, automotive, and industrial products.

###

Norfolk Southern contacts:

(Media) Frank Brown, 757-629-2710 (fsbrown@nscorp.com)

(Investors) Michael Hostutler, 757-629-2861 (michael.hostutler@nscorp.com)

Operating Subsidiary: Norfolk Southern Railway Company                                                             World Wide Web Site: www.nscorp.com